Exhibit 16.1

1329 South 800 East  —  Orem, Utah 84097-7700  —  (801) 225-6900  —  Fax (801) 226-7739  —  www.squire.com

June 10, 2014

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Dear Sir or Madam:

We have read the change in accountants disclosure pursuant to Item 304 of Regulation S-K, captioned “Change in Independent Accountant” in the Registration Statement on Form S-1 of Health Equity, Inc., dated June 10, 2014, as may be amended from time to time, and agree with the statements concerning our firm contained therein.

Yours truly,

Squire & Company, P.C.

SQUIRE is a dba registered to Squire & Company, PC, a certified public accounting firm.